Exhibit 99.1

FOR RELEASE: Monday, February 2, 2026 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today net income for the quarter ended December 31, 2025 of $174,000, or $0.07 per basic and diluted share, compared to net income of $1.6 million, or $0.60 per basic and diluted share, for the same period in 2024. Net income for the year ended December 31, 2025 was $322,000, or $0.12 per basic and diluted share, compared to net income of $2.8 million, or $1.08 per basic and diluted share, for the same period in 2024.

Robert T. Strong, Chief Executive Officer stated, “Starting our Centennial Year is a proud moment for our entire organization as it reflects a long-standing culture of resilience and disciplined leadership. Our ability to navigate changing environments while investing in the future has earned the continued trust of shareholders and customers. Reaching 100 years is not about survival but sustained progress, driven by adapting to industry direction and the evolving needs of our customers.”

“2025 continued as a year of building out both technology platforms and personnel which largely accounted for the $2.2 million increase in non-interest expense for the year ended December 31, 2025, over calendar year 2024. During 2025, the Bank invested significant resources and capital to lay the proper foundation on which we expect to grow net income and optimize the balance sheet.”

“As we enter 2026, we have now moved from investment to activation in our international correspondent banking business line, from which we expect to see results in 2026. We anticipate that the long-term investments we have made have positioned us for growth in this sector and will provide promising results.”

“Additionally, our SBA initiative showed considerable progress in 2025. Our status as an SBA Preferred Lender has empowered the Commercial Lending team to operate with greater efficiency, resulting in a substantial increase in production volume as we originated $36.2 million of SBA loans in 2025 compared to $18.5 million of originations in 2024. While the recent government shutdown temporarily affected our fourth-quarter performance in this business segment, we are pleased to report that operations have normalized and momentum is strong moving forward.”

“One more observation in our resilience pattern: Oakmont Commercial, the Bank’s specialty real estate lending subsidiary, has successfully pivoted to a new model of originate-and-sell. This approach is expected to control our growth and anticipated to produce an increase in fee income. It also provides the ability to scale volume moving forward, building capital rather than reducing capital ratios with asset growth.”

Mr. Strong concluded, “We believe we leave 2025 in a much better position as we enter our Centennial Year, having focused on progress in key sectors of our business lines. As always, our current and continued business strategy focuses on long-term profitability and maintaining healthy capital ratios, both of which reflect our strong commitment to shareholder value.”

Comparison of Quarter-Over-Quarter Operating Results

Net income amounted to $174,000 for the three months ended December 31, 2025, a decrease of $1.4 million, or 89.0%, compared to net income of $1.6 million for the three months ended December 31, 2024. The decrease in net income on a comparative quarterly basis was primarily the result of an increase in non-interest expense of $662,000, and a decrease in non-interest income of $2.4 million, partially offset by a decrease in the net provision for income taxes of $436,000, a net decrease in the (recovery of) provision for credit losses of $402,000, an increase in interest and dividend income of $393,000, and a decrease in interest expense of $382,000.

The $393,000, or 4.0%, increase in interest and dividend income for the quarter was primarily due to a 23 basis point increase in the average yield on loans receivable, net from 6.32% for the three months ended December 31, 2024 to 6.55% for the three months ended December 31, 2025, and had the effect of increasing interest income $357,000, and an increase in the average balance of loans receivable, net, including loans held for sale, which increased $2.7 million from $608.4 million for the three months ended December 31, 2024 to $611.0 million for the three months ended December 31, 2025 and had the effect of increasing interest income $43,000. Also contributing to the increase in interest and dividend income was a 25 basis point increase in the average yield on due from banks – interest earning, which increased from 3.47% for the three months ended December 31, 2024 to 3.72% for the three months ended December 31, 2025 and had the effect of increasing interest income $16,000. Partially offsetting the increase in interest and dividend income was a $5.3 million decrease in the average balance of due from banks – interest earning, which decreased from $31.5 million for the three months ended December 31, 2024 to $26.2 million for the three months ended December 31, 2025, and had the effect of decreasing interest income $46,000. The $5.3 million decrease in the average balance of due from banks – interest earning was due to a higher level of balances during 2024 due to proceeds from the sale of the Bank’s 51% ownership of Oakmont Capital Holdings, LLC on March 29, 2024.

The $382,000, or 6.5%, decrease in interest expense for the three months ended December 31, 2025 over the comparable period in 2024 was driven by a $496,000, or 9.3%, decrease in interest expense on deposits, which was primarily attributable to a $103.3 million decrease in the average balance of money market deposits which decreased from $198.8 million for the three months ended December 31, 2024 to $95.5 million for the three months ended December 31, 2025 and had the effect of decreasing interest expense $1.1 million, and a 126 basis point decrease in the average rate of money market accounts from 4.08% for the three months ended December 31, 2024 to 2.82% for the three months ended December 31, 2025 and had the effect of decreasing interest expense $300,000. The decrease in average balances of interest-bearing deposits was a result of a strategic exit of a correspondent banking relationship for business checking deposits, and reduction in money market deposits through a deposit placement agreement. These decreases in interest expense were partially offset by a $1.0 million increase in the interest expense for certificates of deposit due to a $92.8 million increase in the average balance of certificates of deposit which increased from $252.3 million for the three months ended December 31, 2024 to $345.1 million for the three months ended December 31, 2025. The $92.8 million increase in the average balance of certificates of deposits was primarily due to the Bank’s competitive rate offerings in our market area. The average interest rate spread increased from 1.88% for the three months ended December 31, 2024 to 2.40% for the three months ended December 31, 2025 and the net interest margin increased from 2.54% for the three months ended December 31, 2024 to 3.04% for the three months ended December 31, 2025.

The $402,000, or 127.2%, net decrease in the (recovery of) provision for credit losses for the three months ended December 31, 2025 over the three months ended December 31, 2024 was primarily due to a decrease in charge-offs and a decrease in the commercial and industrial loan balances, during the three months ended December 31, 2025.

The $2.4 million, or 58.0%, decrease in non-interest income for the three months ended December 31, 2025 over the comparable period in 2024 was primarily attributable to the $1.5 million gain on the sale and leaseback of the Company’s office building at 1710 Union Boulevard in Allentown, Pennsylvania in October, 2024, a $1.0 million, or 59.3%, decrease in net gain on sale of mortgage and Oakmont Commercial loans, a $50,000, or 17.7%, decrease in mortgage banking, equipment lending and title abstract fees, and a $4,000 decrease in net loan servicing income. These decreases were partially offset by a $145,000, or 71.8%, increase in gain on sale of SBA loans, a $25,000, or 11.5%, increase in insurance commissions, a $19,000, or 63.3%, increase in other fees and service charges, and a $2,000, or 6.5%, increase in income from bank-owned life insurance. The decrease in net gain on sale of loans was primarily attributable to mortgage loans.

The $662,000, or 11.6%, increase in non-interest expense for the three months ended December 31, 2025 over the comparable period in 2024 was primarily due to a $482,000, or 108.7%, increase in professional fees, a $79,000, or 19.6%, increase in data processing expense, a $55,000, or 1.4%, increase in salaries and employee benefits expense, a $25,000, or 5.9%, increase in occupancy and equipment expense, a $23,000, or 19.2%, increase in FDIC deposit insurance assessment, and a $19,000, or 39.6%, increase in directors’ fees and expenses. These increases were partially offset by a $33,000, or 33.0%, decrease in advertising expense. The increase in professional fees during the fourth quarter was primarily due to international correspondent banking software and compliance related activities and expense.

The provision for income tax from continuing operations decreased $436,000, or 84.5%, from $516,000 for the three months ended December 31, 2024 to $80,000 for the three months ended December 31, 2025 due primarily to a decrease in pre-tax income.

Comparison of Year-Over-Year Operating Results

Net income amounted to $322,000 for the year ended December 31, 2025, a decrease of $2.5 million, or 88.5%, compared to net income of $2.8 million for the year ended December 31, 2024. The decrease in net income on a comparative year basis was primarily the result of a decrease in interest and dividend income of $2.8 million, an increase in non-interest expense of $2.2 million, a decrease in non-interest income of $997,000, and a decrease in net income from discontinued operations of $406,000, partially offset by a decrease in interest expense of $2.9 million, a decrease in the net provision for income taxes from continuing operations of $710,000, and a decrease in the provision for credit losses of $317,000.

The $2.8 million, or 6.5%, decrease in interest and dividend income for the year ended December 31, 2025 over the year ended December 31, 2024 was primarily driven by a decrease in the average balance of loans receivable, net, including loans held for sale, which decreased $23.8 million from $621.0 million for the year ended December 31, 2024 to $597.2 million for the year ended December 31, 2025 and had the effect of decreasing interest income $1.5 million. Also contributing to the decrease in interest and dividend income was a $29.6 million decrease in the average balance of due from banks – interest earning, which decreased from $61.9 million for the year ended December 31, 2024 to $32.3 million for the year ended December 31, 2025, and had the effect of decreasing interest income $1.5 million, and a 108 basis point decrease in the average yield on due from banks - interest earning from 4.96% for the year ended December 31, 2024 to 3.88% for the year ended December 31, 2025, and had the effect of decreasing interest income $348,000. Partially offsetting this decrease in interest and dividend income was a nine basis point increase in the average yield on loans receivable, net from 6.45% for the year ended December 31, 2024 to 6.54% for the year ended December 31, 2025, and had the effect of increasing interest income $518,000. Similar to the quarter, the $29.6 million decrease in the average balance of due from banks – interest earning was due to a higher level of balances during 2024 due to proceeds from the sale of the Bank’s 51% ownership of Oakmont Capital Holdings, LLC on March 29, 2024.

The $2.9 million, or 11.3%, decrease in interest expense for the year ended December 31, 2025 over the year ended December 31, 2024 was driven by a $4.2 million, or 18.0%, decrease in interest expense on deposits, which was primarily attributable to an $82.0 million decrease in the average balances of money market deposits which decreased from $211.0 million for the year ended December 31, 2024 to $129.0 million for the year ended December 31, 2025 and had the effect of decreasing interest expense by $3.6 million, and a 108 basis point decrease in average rate of money markets which decreased from 4.44% for the year ended December 31, 2024, to 3.36% for the year ended December 31, 2025. Also contributing to the decrease was a $49.7 million decrease in the average balances of business checking accounts which decreased from $93.3 million for the year ended December 31, 2024 to $43.6 million for the year ended December 31, 2025 and had the effect of decreasing interest expense by $2.2 million, and a 159 basis point decrease in the average yield on business checking accounts which decreased from 4.50% for the year ended December 31, 2024 to 2.91% for the year ended December 31, 2025 and had the effect of decreasing interest expense by $691,000. The decrease in average balances of interest-bearing deposits was a result of a strategic exit of a correspondent banking relationship for business checking deposits and reduction in a money market deposits through a deposit placement agreement. These decreases in interest expense were partially offset by $3.5 million increase in the interest expense on certificates of deposit due to an $85.5 million increase in the average balance of certificates of deposit which increased from $230.5 million for the year ended December 31, 2024 to $316.0 million for the year ended December 31, 2025 and had the effect of increasing interest expense by $3.5 million. These decreases in interest expense were also partially offset by a $1.3 million, or 240.9% increase in the interest expense on Federal Home Loan Bank borrowings due to a $25.1 million, or 171.0%, increase in the average balance of Federal Home Loan Bank borrowings which increased from $14.6 million for the year ended December 31, 2024 to $39.7 million for the year ended December 31, 2025, and had the effect of increasing interest expense $941,000, and a 94 basis point increase on the rate on Federal Home Loan borrowings which increased from 3.74% for the year ended December 31, 2024, to 4.68% for the year ended December 31, 2025, and had the effect of increasing interest expense by $373,000. Similar to the quarter, the $85.5 million increase in the average balance of certificates of deposits was primarily due to the Bank’s competitive rate offerings in our market area. The average interest rate spread increased from 1.84% for the year ended December 31, 2024 to 2.27% for the year ended December 31, 2025 while the net interest margin increased from 2.59% for the year ended December 31, 2024 to 2.83% for the year ended December 31, 2025.

The $317,000, or 20.7%, decrease in the provision for credit losses for the year ended December 31, 2025 over the year ended December 31, 2024 was primarily due to a decrease in the commercial and industrial loan category, and a decrease in charge-offs during the year ended December 31, 2025.

The $997,000, or 12.2%, decrease in non-interest income for the year ended December 31, 2025 over the year ended December 31, 2024 was primarily attributable to the $1.5 million gain on the sale and leaseback of the Company’s office building at 1710 Union Boulevard in Allentown, Pennsylvania in October, 2024, a $636,000, or 103.9%, decrease in other fees and service charges, a $20,000, or 100.0%, decrease in real estate sales commissions, net, and a $4,000, or 3.4%, decrease in loan servicing fee income. These decreases were partially offset by a $978,000, or 215.9%, increase in gain on sale of SBA loans, a $76,000, or 10.2%, increase in insurance commissions, a $38,000, or 4.2%, increase in mortgage banking, equipment lending and title abstract fees, and a $10,000, or 8.5%, increase in income from bank-owned life insurance.

The $2.2 million, or 10.4%, increase in non-interest expense for the year ended December 31, 2025 over the comparable period in 2024 was primarily due to a $720,000, or 93.6%, increase in professional fees, a $522,000, or 3.6%, increase in salaries and employee benefits expense, a $462,000, or 35.6%, increase in data processing expense, a $381,000, or 26.9%, increase in occupancy and equipment expense, a $128,000, or 7.4%, increase in other expense, and a $62,000, or 30.8%, increase in directors’ fees and expenses. These increases were partially offset by an $84,000, or 13.7%, decrease in FDIC deposit insurance assessment, and an $8,000, or 2.6%, decrease in advertising expense. The increase in salaries and employee benefits expense, professional fees, occupancy and equipment expense, data processing expense, and other expense was primarily due to international correspondent banking software and compliance related activities and expense.

The provision for income tax from continuing operations decreased $710,000, or 68.8%, from $1.0 million for the year ended December 31, 2024 to $322,000 for the year ended December 31, 2025 due primarily to a decrease in pre-tax income.

Comparison of Financial Condition

The Company’s total assets at December 31, 2025 were $675.9 million, a decrease of $9.3 million, or 1.4%, from $685.2 million at December 31, 2024. This decrease in total assets was primarily due to a $9.4 million, or 15.0%, decrease in cash and cash equivalents, a $3.3 million, or 5.2%, decrease in loans held for sale, a $1.9 million, or 86.9%, decrease in investment in Federal Home Loan Bank stock, at cost, and a $784,000, or 47.1%, decrease in investment securities available for sale. Partially offsetting the decrease in total assets was a $6.0 million, or 1.1%, increase in loans receivable, net of allowance for credit losses. The largest increases within the loan portfolio occurred in one-to-four family owner occupied loans which increased $15.7 million, or 60.6%, commercial real estate loans, which increased $12.1 million, or 4.1%, and construction loans which increased $5.1 million, or 28.1%. Partially offsetting these increases were commercial business loans which decreased $18.6 million, or 16.2%, one-to-four family non-owner occupied loans which decreased $4.7 million, or 14.0%, multi-family residential loans which decreased $4.6 million, or 10.2%, and home equity loans which decreased $365,000, or 6.4%. Cash and cash equivalents decreased as excess liquidity was used to fund the repayment of FHLB borrowings.

Loans held for sale decreased $3.3 million, or 5.2%, from $64.3 million at December 31, 2024 to $61.0 million at December 31, 2025 as the Bank’s commercial real estate subsidiary, Oakmont Commercial, LLC, originated $52.0 million of commercial real estate loans during the year ended December 31, 2025 and sold $49.5 million of loans in the secondary market during this same period. The Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $112.3 million of one-to-four family residential loans during the year ended December 31, 2025 and sold $113.9 million of loans in the secondary market. Additionally, the Bank originated $14.7 million of SBA loans for sale and sold $18.9 million of SBA loans in the secondary market in the same period.

Total deposits increased $44.0 million, or 8.0%, to $597.3 million at December 31, 2025 from $553.3 million at December 31, 2024. This increase in deposits was primarily attributable to an increase of $71.8 million, or 25.4%, in certificates of deposit, an increase of $40.9 million, or 68.4%, in non-interest bearing checking accounts, an increase of $22.9 million, or 47.9%, in interest bearing checking accounts, and a $207,000, or 42.1%, increase in savings accounts. These increases in deposits were partially offset by a decrease of $91.8 million, or 56.6%, in money market accounts due to the strategic exit of a deposit placement agreement.

Total Federal Home Loan Bank (FHLB) borrowings decreased $47.9 million, or 100.0%, to none at December 31, 2025 from $47.9 million at December 31, 2024 as the Bank paid down the $47.9 million of borrowings.

Senior debt, net of unamortized debt issuance costs, increased $9.6 million from none at December 31, 2024 as the Company entered into a Senior Unsecured Note Purchase Agreement with certain institutional accredited investors pursuant to which the Company issued an aggregate of $9.75 million in aggregate principal amount of Fixed Rate Unsecured Senior Notes due March 1, 2028 (the “Senior Debt Notes”) in a private placement. The Company issued to an accredited individual investor an additional $250,000 in principal amount of the Senior Debt Notes as of March 4, 2025 for a total of $10.0 million in aggregate principal amount. The Senior Debt Notes bear interest at a fixed annual rate of 11.00%, payable semi-annually in arrears on March 1 and September 1 of each year, beginning September 1, 2025. The maturity date of the Senior Debt Notes is March 1, 2028.

Subordinated debt, net of unamortized debt issuance costs, decreased $14.0 million, or 63.6%, to $8.0 million at December 31, 2025 from $22.0 million at December 31, 2024 as the Company used the net proceeds from the sale of the Senior Debt Notes to repay a portion of the outstanding $14.0 million aggregate principal amount of its 8.5% Fixed Rate Subordinated Notes upon their maturity on March 15, 2025. The remaining $8.0 million of subordinated debt matures on December 31, 2028.

Total stockholders’ equity from continuing operations decreased $288,000, or 0.6%, to $52.3 million at December 31, 2025 from $52.6 million at December 31, 2024. Contributing to the decrease were dividends paid of $894,000, and purchase of treasury stock of $44,000. The decrease in stockholders’ equity was partially offset by net income for the year ended December 31, 2025 of $322,000, amortization of stock awards and options under our stock compensation plans of $251,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $74,000, and other comprehensive income, net of $3,000.

Non-performing loans at December 31, 2025 totaled $7.3 million, or 1.36%, of total loans receivable, net of allowance for credit losses, consisting of $5.8 million of loans on non-accrual status and $1.5 million of accruing loans 90-days or more delinquent. Non-accrual loans consist of two one-to-four family residential owner occupied loans, 14 commercial real estate loans, and 15 commercial business loans. Included in the 15 commercial business loans is one pool of equipment loans. Accruing loans 90-days or more past due include one one-to-four family residential owner occupied loan, one one-to-four family residential non-owner occupied loan, one commercial real estate loan, and one commercial business loan, all of which are still accruing. All non-performing loans are either well-collateralized or adequately reserved for. During the year ended December 31, 2025, one commercial real estate loan, and 11 commercial business loans totaling $1.6 million that were previously on non-accrual were charged-off through the allowance for credit losses. Non-performing loans at December 31, 2024 totaled $6.3 million, or 1.18%, of total loans receivable, net of allowance for credit losses, consisting of $5.6 million of loans on non-accrual status and $725,000 of accruing loans 90-days or more delinquent. Non-accrual loans consist of one one-to-four family residential owner occupied loan, four commercial real estate loans, and ten commercial business loans. Included in the ten commercial business loans is one pool of equipment loans. Loans 90-days or more past due include one one-to-four family residential owner occupied loan, two commercial real estate loans, and four commercial business loans, all of which are still accruing. All non-performing loans are either well-collateralized or adequately reserved for. During the year ended December 31, 2024, 19 commercial business loans totaling $1.6 million, and one construction loan of $187,000, that were previously on non-accrual were charged-off through the allowance for credit losses.

Other real estate owned (OREO) amounted to $360,000 at December 31, 2025 consisting of one property that was collateral for a non-performing commercial loan. Non-performing assets, consisting of non-performing loans and OREO, amounted to $7.6 million, or 1.14% of total assets at December 31, 2025. At December 31, 2024, there was no OREO.

Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At December 31,	At December 31,
	2025	2024
	(Unaudited)	(Unaudited)
Assets
Due from banks, non-interest-earning	$1,978	$345
Due from banks, interest-earning	51,569	62,644
Cash and cash equivalents	53,547	62,989

Investment in interest-earning time deposits	912	912
Investment securities available for sale at fair value	882	1,666
Loans held for sale	60,956	64,281
Loans receivable, net of allowance for credit losses (2025: $6,166; 2024: $6,476)	540,698	534,693
Accrued interest receivable	3,789	3,961
Investment in Federal Home Loan Bank stock, at cost	291	2,214
Bank-owned life insurance	4,575	4,447
Premises and equipment, net	1,540	1,626
Goodwill	515	515
Other intangible, net of accumulated amortization	28	77
Other real estate owned, net	360	-
Prepaid expenses and other assets	7,760	7,787
Total Assets	$675,853	$685,168

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$100,697	$59,783
Interest-bearing	496,581	493,469
Total deposits	597,278	553,252
Federal Home Loan Bank borrowings	-	47,855
Senior debt, net of unamortized costs	9,619	-
Subordinated debt	8,000	22,000
Accrued interest payable	1,086	937
Advances from borrowers for taxes and insurance	2,643	3,122
Accrued expenses and other liabilities	4,898	5,385
Total Liabilities	623,524	632,551
Total Stockholders’ Equity	52,329	52,617
Total Liabilities and Stockholders’ Equity	$675,853	$685,168

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Interest and Dividend Income
Interest on loans, including fees	$10,013	$9,613	$39,039	$40,058
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	326	333	1,590	3,379
Total Interest and Dividend Income	10,339	9,946	40,629	43,437

Interest Expense
Interest on deposits	4,850	5,346	18,966	23,141
Interest on FHLB borrowings	190	42	1,858	545
Interest on FRB borrowings	-	-	1	-
Interest on senior debt	275	-	947	-
Interest on subordinated debt	164	473	954	1,934
Total Interest Expense	5,479	5,861	22,726	25,620
Net Interest Income	4,860	4,085	17,903	17,817
(Recovery of) Provision for Credit Losses – Loans	(27)	279	1,197	1,506
(Recovery of) Provision for Credit Losses – Unfunded Commitments	(59)	37	20	28
Total (Recovery of) Provision for Credit Losses	(86)	316	1,217	1,534
Net Interest Income after (Recovery of) Provision for Credit Losses	4,946	3,769	16,686	16,283

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	232	282	947	909
Real estate sales commissions, net	-	-	-	20
Insurance commissions	243	218	820	744
Other fees and services charges	49	30	(24)	612
Net loan servicing income	107	111	112	116
Income from bank-owned life insurance	33	31	128	118
Net gain on sale of loans	693	1,701	3,745	3,699
Gain on sale of SBA loans	347	202	1,431	453
Gain on sale-leaseback transaction	-	1,485	-	1,485
Total Non-Interest Income	1,704	4,060	7,159	8,156

Non-Interest Expense
Salaries and employee benefits	3,873	3,818	15,158	14,636
Directors' fees and expenses	67	48	263	201
Occupancy and equipment	447	422	1,799	1,418
Data processing	483	404	1,760	1,298
Professional fees	928	446	1,489	769
FDIC deposit insurance assessment	143	120	530	614
Advertising	67	100	294	302
Amortization of other intangible	12	12	48	48
Other	376	364	1,860	1,732
Total Non-Interest Expense	6,396	5,734	23,201	21,018
Income from Continuing Operations Before Income Taxes	254	2,095	644	3,421
Income Taxes	80	516	322	1,032
Net Income from Continuing Operations	174	1,579	322	2,389
Income from Discontinued Operations	-	-	-	564
Income Taxes	-	-	-	158
Net Income from Discontinued Operations	-	-	-	406
Net Income	$174	$1,579	$322	$2,795

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share from continuing operations – basic	$0.07	$0.60	$0.12	$0.92
Earnings per share from discontinued operations – basic	$-	$-	$-	$0.16
Earnings per share, net – basic	$0.07	$0.60	$0.12	$1.08
Average shares outstanding – basic	2,636,914	2,631,851	2,632,661	2,578,804
Earnings per share from continuing operations – diluted	$0.07	$0.60	$0.12	$0.92
Earnings per share from discontinued operations – diluted	$-	$-	$-	$0.16
Earnings per share, net – diluted	$0.07	$0.60	$0.12	$1.08
Average shares outstanding - diluted	2,636,914	2,631,851	2,632,661	2,578,804
Book value per share, end of period	$19.84	$20.03	$19.84	$20.03
Shares outstanding, end of period	2,637,978	2,626,535	2,637,978	2,626,535

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	6.46%	6.19%	6.41%	6.32%
Average rate on interest-bearing liabilities	4.05%	4.30%	4.14%	4.48%
Average interest rate spread	2.40%	1.88%	2.27%	1.84%
Net interest margin	3.04%	2.54%	2.83%	2.59%
Average interest-earning assets to average interest-bearing liabilities	118.43%	118.00%	115.40%	120.08%
Efficiency ratio	97.45%	70.40%	92.58%	80.93%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.36%	1.18%	1.36%	1.18%
Non-performing assets as a percent of total assets	1.09%	0.92%	1.09%	0.92%
Allowance for credit losses as a percent of non-performing loans	84.01%	102.45%	84.01%	102.45%
Allowance for credit losses as a percent of total loans receivable, net	1.13%	1.20%	1.13%	1.20%
Texas Ratio (2)	11.45%	8.77%	11.45%	8.77%

(1) Asset quality ratios are end of period ratios.

(2) Total non-performing assets divided by tangible common equity plus the allowance for credit losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, Chief Executive Officer (215) 364-4059